EXHIBIT (a)(20)

TENDER OFFER PROSPECTUS

1.	Purchaser: Advanced Semiconductor Engineering Inc. (the “Purchaser”)

Representative: Jason C.S. Chang (affix representative’s seal or signature here)

2.	Target Company: Siliconware Precision Industries Co., Ltd. (the “Target Company” or “SPIL”)

3.	Type of securities to be acquired: Common shares (the “Common Shares”) and American depositary shares (the “ADSs”) (1 American depositary share represents 5 common shares) of the Target Company. The offerees (the “Offerees”) shall keep full ownership of the shares. The shares to be tendered shall be free of any pledge, provisional remedies proceedings or enforcement proceedings such as provisional attachment and provisional injunction, and other transfer restrictions. If the shares tendered were subject to any provisional remedies proceedings or enforcement proceedings such as provisional attachment and provisional injunction, or any transfer restrictions, such shares shall not be deemed as tendered or be included in the number of tendered shares, not withstanding that such shares have been deposited into the tender offer account of the appointed institution. The shares that were purchased by margin should be settled before they can be tendered. The shares to be tendered should be deposited into central depository accounts, and a tender of physical share certificates will not be accepted. Offerees who hold the physical share certificates should bring the certificates and their authorized chop specimen to the share agency of the Target Company and deposit such certificates into their central depository accounts before tendering.

4.	Number of securities to be acquired: 779,000,000 shares (including numbers of Common Shares representing the outstanding ADSs of the Target Company) (the “Offer Cap”), representing 24.99% of the total issued and outstanding Common Shares of the Target Company as shown in the system of commercial and industry registration profile of the Department of Commerce, the Ministry of Economic Affairs (779,000,000 shares/3,116,361,139 shares≒24.99%) on the filing date. If the shares effectively tendered do not reach the aforesaid number but reach 155,818,056 shares (excluding ADSs of the Target Company) (representing 5% of the total issued and outstanding shares on the filing date, the “Minimum Shares”), the amount condition of this tender offer (the “ROC Offer”) will notwithstanding be satisfied. Under the circumstance that all the conditions of this ROC Offer are satisfied (i.e., the number of the effective shares to be tendered has reached the Minimum Shares) and this ROC Offer is not legally suspended, the shares that the Purchaser acquires shall not exceed the Offer Cap; if the total number of shares (including the number of Common Shares representing the ADSs tendered) tendered exceeds the Offer Cap, the Purchaser will purchase from all the Offerees of Common Shares and ADSs with the same percentage based on the calculation method described below.

5.	Consideration of tender offer: The tender offer consideration for each Common Share of the Target Company will be payable of NT$45, 1 ADS, which represents 5 Common Shares, equals to U.S. cash equivalent in value of NT$225. Offerees shall be responsible for their own securities transaction tax, income tax (if applicable), handling charge of Taiwan Depository & Clearing Corporation (the “TDCC”) and securities brokers, bank remittance fees, postage for registered mail, and all the other necessary reasonable fees and taxation payable for paying the tender offer consideration. If there are any additional fees, the Purchaser will make a public announcement according to laws. When paying the consideration to the Offerees, the Purchaser will deduct the foregoing relevant fees and expenses and the payment amount will be rounded down to the nearest dollar. If the tender offer consideration to be received by a shareholder is not sufficient to pay the securities transaction tax, bank remittance fees or postage and the other relevant fees, such tendered shareholder will not receive the consideration of tendered shares.

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6.	Tender offer period: From August 24, 2015 (the “Commencement Date”) to September 22, 2015 (the “Completion Date”). The tender accepting period is 9:00 a.m. to 3:30 p.m. (Taiwan time) each business day during the tender offer period. Please note that the Purchaser may file a registration with the Financial Supervisory Commission (the “FSC”) according to law and make an announcement to extend the tender offer period.

7.	If any information contained in this prospectus is false or intentionally omitted, the Purchaser and any other person who has signed on this prospectus shall be liable therefor.

8.	The Offerees shall read the prospectus carefully and shall pay special attention to the risk(s) associated with the tender (please refer to page 6 of the prospectus).

9.	URL of the website for reviewing the prospectus: http://www.kgieworld.com.tw (the website of the tender offer agent, KGI Securities (the “Tender Offer Agent”)) or Market Observation Post System: http://mops.twse.com.tw.

Date of prospectus: August 24, 2015

Date of amendment: September 16, 2015

NOTES TO SHAREHOLDERS FOR TENDER OFFER

1.	Tender offer period: The tender offer period of this ROC Offer starts from 9:00 a.m. on August 24, 2015 and ends at 3:30 p.m. on September 22, 2015 (Taiwan time). The tender accepting period is 9:00 a.m. to 3:30 p.m. (Taiwan time) each business day during the tender offer period. Please note that the Purchaser may file a registration with the FSC according to law and make an announcement to extend the tender offer period.

2.	Tender offer consideration: The tender offer consideration for each share will be payable of NT$45. Offerees shall be responsible for their own securities transaction tax, income tax (if applicable), handling charge of TDCC and securities brokers, bank remittance fees, postage for registered mail, and all the other necessary reasonable fees and taxation payable for paying the tender offer consideration. If there are any additional fees, the Purchaser will make a public announcement according to laws. When paying the consideration to the Offerees, the Purchaser will deduct the foregoing relevant fees and expenses and the payment amount will be rounded down to the nearest dollar. If the tender offer consideration to be received by a shareholder is not sufficient to pay the securities transaction tax, bank remittance fees or postage and the other relevant fees, such tendered shareholder will not receive the consideration of tendered shares.

3.	Tender Offer Agent of this ROC Offer: KGI Securities Co. Ltd.

4.	The amount of tender and acquisition restriction: Common Shares of the Target Company. The Offerees shall keep full ownership to the shares. The shares to be tendered shall be free of any pledge, provisional remedies proceedings or enforcement proceedings such as provisional attachment and provisional injunction, and other transfer restrictions. If the shares tendered were subject to any provisional remedies proceedings or enforcement proceedings such as provisional attachment and provisional injunction, or any transfer restrictions, such shares shall not be deemed as tendered or be included in the number of tendered shares, not withstanding that such shares have been deposited into the tender offer account of the appointed institution. The shares that were purchased by margin should be settled before they can be tendered. The shares to be tendered should be deposited into central depository accounts, and a tender of physical share certificates will not be accepted. Offerees who hold the physical share certificates should bring the certificates and their authorized chop specimen to the share agency of the Target Company and deposit such certificates into their central depository accounts before tendering.

5.	Location for tendering the shares:

(1)	If the Offerees have deposited shares of the Target Company into the central depositary, the Offerees shall tender the shares by presenting the passbooks of their central depositary accounts and the authorized chop specimen to the securities brokers.

(2)	For the Offerees who hold the share certificates of the Target Company, they shall bring the share certificates of the Target Company and the authorized chop specimen to the share agency of the Target Company to deposit such shares into their central depositary accounts before tendering.

6.	Tender offer hot line: (02)2389-2999. Please contact the Tender Offer Agent, KGI Securities.

INDEX

I. BASIC INFORMATION OF THIS ROC OFFER
1. Basic information of the Purchaser
2. Name, address, telephone number of the Tender Offer Agent and the scope of its mandate
II. TERMS AND CONDITIONS OF THIS ROC OFFER
III. TYPE(S) OF CONSIDERATION AND FUNDING SOURCE FOR THIS ROC OFFER
IV. RISKS ASSOCIATED WITH PARTICIPATION IN THIS ROC OFFER
V. POST TENDER OFFER MATTERS
1. Method of payment of consideration by the Purchaser
2. Handling method of securities settlement by the Offerees after closing
3. Method to return securities tendered but not acquired
4. Handling method when the consideration of this ROC Offer is raised by new shares or corporate bonds but such shares or corporate bonds are not issued as scheduled
VI. STATUS OF THE PURCHASER'S SHAREHOLDING IN THE TARGET COMPANY
1. The shareholding status of the Purchaser (including its associates) and its directors and supervisors in the Target Company
2. If the Purchaser or any of the its shareholders acts as director or supervisor of the Target Company or is a shareholder holding over 10% of total issued and outstanding shares of the Target Company, the name and the shareholding status of such shareholder
VII. THE FOLLOWING MATTERS SHOULD BE INCLUDED IN THE STATUS OF THE PURCHASE/SALE OF THE SHARES OF THE TARGET COMPANY BY THE PURCHASER
1. If the Purchaser and its associates engaged in any buying or selling of shares of the Target Company with the following individuals (director, supervisor or manager of the Target Company or a shareholder holding over 10% of the shareholding in the Target Company or their associates) within 2 years prior to the filing of this ROC Offer
2. If the Purchaser and its associates entered into any agreements or arrangements relating to this ROC Offer with the aforementioned individuals within 2 years prior to the filing of this ROC Offer
3. If the Purchaser and its associates entered into any agreements or arrangements relating to this ROC Offer with the specified shareholders of the Target Company within 2 years prior to the filing of this ROC Offer, the content of the material agreement or arrangement, including whether it involves participation in investments or other matters relating to the Purchaser and its associates
VIII. THE FOLLOWING MATTERS SHOULD BE INCLUDED IN THE OPERATION PLAN OF THE PURCHASER FOR THE TARGET COMPANY

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1. Purpose and plan to acquire the shares of the Target Company
2. Plans for the following to occur to the Target Company following completion of the acquisition
3. Plans and content of such plans for the following personnel changes to occur to the Target Company following completion of this ROC Offer
4. Aside from this ROC Offer, other plans for acquisition or disposal of securities or major assets of the Target Company within one year starting from the Completion Date of the tender offer period
5. The Purchaser plans to cause the Target Company to become delisted following completion of this ROC Offer
IX. Resolution of the Company and FAIRNESS Opinion
X. OTHER MATERIAL INFORMATION AND EXPLANATION
Appendix:
1. BOARD MINUTES OF THE PURCHASER
2. FAIRNESS OPINION ON the consideration OF TENDER OFFER

I. BASIC INFORMATION OF THIS ROC OFFER

1. Basic information of the Purchaser

Name of Company: Advanced Semiconductor Engineering Inc.	Responsible Person: Jason C.S. Chang
Website: http://www.aseglobal.com

Main Business Items:

1. Engage in the manufacture, assembly, processing, testing and export of various types of integrated circuits.

2. Research and development, design and manufacture, assembly, processing, testing and export of a variety of computers, electronics, communications, information products and their peripherals and parts.

3. General import and export business (except licensed business).

CC01080 Electronic components manufacturing business

CC01990 Other electrical and electronic machinery and equipment manufacturing (integrated circuit lead frame, ball array matrix substrate and flip-chip substrate)

F119010 Electronic materials wholesale trade business

F219010 Electronic materials retail business

I199990 Other advisory services (technical and advisory services on integrated circuit lead frame , ball array matrix substrate and flip-chip substrate)

JE01010 Leasing business

ZZ99999 Other businesses not prohibited or restricted by laws and regulations in addition to the licensed business

Status of Shareholdings of Directors, Supervisors and Major Shareholders (Dated as of August 24, 2015)
Title	Name	Number of Shares Held	Percentage of Shareholding
Chairman	ASE Enterprises Limited	1,327,202,773	16.86%
	Legal Representative: Jason C.S. Chang	85,070,931	1.08%
Vice Chairman	Richard H.P. Chang	104,414,941	1.33%
Director	ASE Enterprises Limited	1,327,202,773	16.86%
	Legal Representative: Tien Wu	3,853,386	0.05%
Director	ASE Enterprises Limited	1,327,202,773	16.86%
	Legal Representative: Joseph Tung	3,951,908	0.05%
Director	ASE Enterprises Limited	1,327,202,773	16.86%
	Legal Representative: Raymond Lo	2,565,643	0.03%
Director	ASE Enterprises Limited	1,327,202,773	16.86%

1

	Legal Representative: Jeffrey Chen	1,044,802	0.01%
Director	ASE Enterprises Limited	1,327,202,773	16.86%
	Legal Representative: Tien-Szu Chen	592,054	0.01
Director	Rutherford Chang	1,779,708	0.02%
Independent Director	Shen-Fu Yu	0	0
Independent Director	Ta-Lin Hsu	0	0
Independent Director	Mei-Yueh Ho	0	0
Shareholder holding over 10% of the shareholding in the Target Company	ASE Enterprises Limited	1,327,202,773	16.86%

2. Name, address, telephone number of the Tender Offer Agent and the scope of its mandate

Name	KGI Securities Co. Ltd.
Address	No. 700, Mingshui Rd., Taipei, Taiwan, Republic of China
Telephone Number	(02)2586-5859
Scope of Mandate

1. Accept the deposit of securities of this ROC Offer.

2. Take charge of the distribution of the prospectus.

3. Take charge of receiving the securities tendered and payment of consideration for this ROC Offer.

4. Take charge of issuing the securities transaction tax form of this ROC Offer.

5. Take charge of the settlement of the share certificates and the consideration payment.

6. Take charge of other matters related to the abovementioned items.

II. TERMS AND CONDITIONS OF THIS ROC OFFER

1. Tender offer period:

From August 24, 2015 (the “Commencement Date”) to September 22, 2015 (the “Completion Date”). Please note that according to relevant laws and regulations, the Purchaser may file a registration with the FSC and make an announcement to extend the tender offer period by at most 30 days. The period for accepting applications from Offerees is 9:00 a.m. to 3:30 p.m. (Taiwan time) each business day during the tender offer period.

2. Minimum and maximum number of securities to be acquired:

The number of securities to be acquired is 779,000,000 (including numbers of Common Shares representing the outstanding ADSs, the “Offer Cap”), representing 24.99% of the total issued and outstanding Common Shares of the Target Company as shown in the system of commercial and industry registration profile of the Department of Commerce, the Ministry of Economic Affairs (779,000,000 shares/3,116,361,139 shares≒24.99%) on the filing date. If the shares effectively tendered do not reach the aforesaid number but reach 155,818,056 shares (excluding ADSs of the Target Company) (representing 5% of the total issued and outstanding shares on the filing date, the “Minimum Shares”), the amount condition of this tender offer (the “ROC Offer”) will notwithstanding be satisfied. Under the circumstance that all the conditions of this ROC Offer are satisfied (i.e., the number of the effective shares to be tendered has reached the Minimum Shares) and this ROC Offer is not legally suspended, the shares that the Purchaser acquires shall not exceed the Offer Cap; if the total number oif shares (including the number of Common Shares representing the ADSs tendered) tendered exceeds the Offer Cap, the Purchaser will purchase from all the Offerees of Common Shares and ADSs with the same percentage based on the calculation method described below.

3. Consideration for this ROC Offer:

The tender offer consideration for each Common Share of the Target Company will be payable of NT$45, 1 ADS, which represents 5 Common Shares, equals to U.S. cash equivalent in value of NT$225. Offerees shall be responsible for their own securities transaction tax, income tax (if applicable), handling charge of TDCC and securities brokers, bank remittance fees, postage for registered mail, and all the other necessary reasonable fees and taxation payable for paying the tender offer consideration. If there are any additional fees, the Purchaser will make a public announcement according to laws. When paying the consideration to the Offerees, the Purchaser will deduct the foregoing relevant fees and expenses and the payment amount will be rounded down to the nearest dollar. If the tender offer consideration to be received by a shareholder is not sufficient to pay the securities transaction tax, bank remittance fees or postage and the other relevant fees, such tendered shareholder will not receive the consideration of tendered shares.

4. Is any approval of or registration with the FSC or other competent authority required? If yes, has the Purchaser received the approval or has the registration taken effect?

According to Section 2, Article 43-1 of the Securities and Exchange Act and Section 1, Article 7 of the Regulations Governing Public Tender Offers for Securities of Public Companies, this ROC Offer shall be filed with the FSC and publically announced. The Purchaser has already filed with the FSC and made public announcement in accordance with the aforementioned laws on August 24, 2015.

5. Except those circumstances set forth in Section 4, Article 19 of the Regulations

Governing Tender Offers for Securities of Companies, the Offeree is prohibited from revoking the tender after the Purchaser has made public announcement upon the satisfaction of the conditions of this ROC Offer.

6. Other important matters:

(1) If the Offerees have deposited shares of the Target Company into the central depository, the Offerees shall tender the shares by presenting the passbooks of their central depository accounts and the authorized chop specimen to the securities brokers. When the Offerees tender their shares, they are deemed to have agreed that TDCC and the Purchaser may release their names (or corporate name), address, ID/uniform number to KGI Securities Co. Ltd. to process relevant notices and other matters related to this ROC Offer.

(2) The Offerees shall have full and complete title over the shares to be tendered. The shares to be tendered shall be free of any pledge, provisional remedies proceedings or enforcement proceedings such as provisional attachment and provisional injunction, and any transfer restriction. If the shares tendered were subject to any provisional remedies proceedings or enforcement proceedings such as provisional attachment and provisional injunction, or any transfer restriction, such shares shall not be deemed as tendered or be included in the number of tendered shares, not withstanding that such shares have been deposited into the tender offer account of the appointed institution.

(3) Under the circumstance that all the conditions of this ROC Offer are satisfied and this ROC Offer is not legally suspended, if the number of shares tendered exceeds the Offer Cap, the Purchaser will purchase from all the Offerees of Common Shares and ADSs by applying the same proration factor based on the calculation method described below. The distribution method for Common Shares will be as follows: the Purchaser will purchase all Common Shares tendered by any shareholder tendering 1,000 or fewer Common Shares (including those represented by ADSs); in addition, the Purchaser will purchase 1,000 Common Shares (including those represented by ADSs); and thereafter, the Purchaser will purchase Common Shares, on a pro rata basis up to the Offer Cap (rounded down to the nearest whole Common Share) by applying a proration factor which takes into account the Offer Cap minus the aggregate number of Common Shares (including those represented by ADSs) purchased in the foregoing steps; the Purchaer will purchase additional shares up to the Offer Cap based on random selection.

(4) The shares to be tendered should be deposited into the central depository accounts, and a tender of physical share certificates will not be accepted; Offerees who hold the physical share certificates should bring the certificates and their authorized chop specimen to the share agency of the Target Company and deposit such certificates into their central depository accounts at TDCC before tendering.

(5) Subject to the approval of the competent authorities, the Purchaser may suspend this ROC Offer if the Target Company undergoes any significant change or event in its financial condition or business operations (including but not limited to false statements or concealments in the financial reports or other business documents filed or announced by the Target Company), or the Purchaser enters into bankruptcy or is reorganized due to court ruling or is required to terminate this ROC Offer following approval by the competent authorities of other specified circumstances for the termination of this ROC Offer.

(6) The Offerees understand that the success of this ROC Offer depends on whether relevant terms and conditions are met, including but not limited to, the number of securities tendered, whether the Target Company has any significant change in its financial condition or business operations, and other matters which cannot be attributed to the Purchaser. If all the terms and conditions of this ROC Offer cannot be met before the completion of the tender offer period, or this ROC Offer is prohibited from effectuating by the FSC according to relevant laws and regulations, which therefore results in the failure of this ROC Offer, the Offerees should bear the risk of the failure of this ROC Offer and the market price fluctuation.

(7) Under the circumstance that of all the conditions of this ROC Offer are satisfied and this ROC Offer is not legally suspended, the consideration of this ROC Offer will be paid to the bank accounts of the Offerees preserved at the Tender Offer Agent’s central depository account through bank remittance within five business days (including the fifth business day) after the Completion Date (if extended, the completion date of the extended tender offer period). If there are errors with the bank account or other reasons which result in the failure of the remittance, the consideration will be paid in check (crossed and endorsement prohibited) and mailed through registered mail to the Offeree’s address provided by TDCC to KGI Securities Co. Ltd., and the amount of the remittance or the check is the amount of the consideration of shares tendered less securities transaction tax, bank remittance fees, postage and other fees or tax related to the payment of consideration. (8) Please refer to this prospectus for other important terms and conditions.

III. TYPE(S) OF CONSIDERATION AND FUNDING SOURCE FOR THIS ROC OFFER:

The consideration for this ROC Offer is NT$45 per share in cash.

1.	Cash consideration:

Details of own funds	Total funds required to pay cash considerations for this ROC Offer is approx. NT$35,055,000, the entirety of which will be provided by the Purchaser from its own funds
Content of financing plan	Source of funds: not applicable.
Borrower: not applicable. Lender: not applicable.
Collateral: none.

Whether assets or equity of the Target Company or surviving company after merger are used as collateral for the Purchaser’s financing repayment plan:

□ Y – content of the arrangement, and the evaluation of such impact on the integrity of the Target Company or surviving company after merger:

□ N – Assets or equity of the Target Company or surviving company after merger are not used as collateral for the Purchaser’s financing repayment plan.

■ Not applicable.

2.	Share consideration: not applicable.

IV. RISKS ASSOCIATED WITH PARTICIPATION IN THIS ROC OFFER:

1.	Risks of participating in this ROC Offer

1)	The Target Company undergoes any significant changes in its financial condition or business operations, or the Purchaser enters into bankruptcy or is reorganized due to court ruling, or other circumstances specified by the competent authority:

Following the initiation of this ROC Offer, if any of the events covered by Section 1 Clause 1-3, Article 43-5 of the Securities and Exchange Act occur, including: the Target Company undergoes significant changes in its financial condition or business operations (including, but not limited to, false statements or concealments in the financial reports or other business documents filed or announced by the Target Company), the Purchaser enters into bankruptcy or is reorganized due to court ruling, or the Purchaser is required to terminate this ROC Offer following approval by the competent authorities or other specified circumstances for the termination of this ROC Offer, then the Offerees shall bear the risk of failure of this ROC Offer as well as the risk of market price fluctuation.

2)	Approval of or filing with the FSC or other competent authorities:

In accordance with Section 1, Article 43-1 of the Securities and Exchange Act and Section 1, Article 7 of the Regulations Governing Tender Offers for Securities of Companies, this ROC Offer should first be filed with the FSC and publically announced. The Purchaser has already filed with the FSC and made public announcement in accordance with the aforementioned laws on August 24, 2015.

3)	Resubmitting filing and announcement:

If the filed matters of this ROC Offer are ordered to be changed by the SFC and the filing and announcement are required to be resubmitted, then the Purchaser shall bear the risk of resubmitting the filing and announcement.

4)	Securities as the consideration for tender offer:

The consideration for this ROC Offer is entirely in cash, therefore there is no risk of failure or delay of this ROC Offer due to failure to issue securities on time.

5)	Following satisfaction of conditions for this ROC Offer and announcement by the Purchaser:

Upon the satisfaction of conditions for this ROC Offer and announcement by the Purchaser, except for the occurrence of events stipulated in Section 4, Article 19 of the Regulations Governing Tender Offers for Securities of Companies, if market price is higher than the tender offer price, the Offeree may not rescind the tender and shall bear such risk.

6)	Number of shares tendered does not reach the Minimum Shares:

Upon the Completion Date, if the number of shares tendered is below the Minimum Shares, then this ROC Offer shall face the risk of failure.

In addition, if the shares tendered of an Offeree are subject to any provisional remedies proceedings or enforcement proceedings such as provisional attachment and provisional injunction, or any transfer restrictions, and such shares are not deemed as tendered or included in the number of tendered shares, not withstanding that such shares have been deposited into the tender offer account of the appointed institution, resulting in the number of shares tendered not reaching the Minimum Shares, then this ROC Offer shall face the risk of failure.

7)	Number of shares tendered exceeds the Offer Cap:

If the number of shares (including the number of Common Shares representing the ADSs tendered) tendered is above the Offer Cap, the Purchaser shall purchase from all Offerees of Common Shares and ADSs by applying the same proration factor based on the calculation method described below. The distribution method for Common Shares will be as follows: the Purchaser will purchase all Common Shares tendered by any shareholder tendering 1,000 or fewer Common Shares (including those represented by ADSs); in addition, the Purchaser will purchase 1,000 Common Shares (including those represented by ADSs); and thereafter, the Purchaser will purchase Common Shares, on a pro rata basis up to the Offer Cap (rounded down to the nearest whole Common Share) by applying a proration factor which takes into account the Offer Cap minus the aggregate number of Common Shares (including those represented by ADSs) purchased in the foregoing steps; the Purchaer will purchase additional shares up to the Offer Cap based on random selection.

8)	The Offerees shall understand that the success of this ROC Offer depends on whether relevant terms and conditions are met, including, but not limited to, whether the number of shares tendered reaches the Minimum Shares, whether the Target Company undergoes any significant changes in financial condition or business operations, and other matters which cannot be attributed to the Purchaser. If all the terms and conditions of this ROC Offer cannot be met in full, or this ROC Offer is not approved, is prohibited from effectuating or the approval of which is revoked by the FSC or other competent authorities according to other laws and regulations, resulting in this ROC Offer not succeeding, the Offerees shall bear the risk of failure of this ROC Offer as well as the risk of market price fluctuation.

other matters which cannot be attributed to the Purchaser. If all the terms and conditions of this ROC Offer cannot be met in full, or this ROC Offer is not approved, is prohibited from effectuating or the approval of which is revoked by the FSC or other competent authorities according to other laws and regulations, resulting in this ROC Offer not succeeding, the Offerees shall bear the risk of failure of this ROC Offer as well as the risk of market price fluctuation.

9)	the Offerees shall keep full ownership of the shares, and the shares tendered shall be free of any pledge, provisional remedies proceedings or enforcement proceedings such as provisional attachment and provisional injunction, and other transfer restriction, otherwise there shall be risk of no tender or risk of being viewed as not offered for tender. All debts should first be repaid for shares purchased through financing, otherwise there shall be risk of no tender.

10)	Delayed taxation shares: if the shares tendered of the Offeree are delayed taxation shares, in accordance with Taiwan Financial Tax Circular No. 890454416 issued by the Ministry of Finance on July 26, 1989, when the delayed taxation shares are deposited with the TDCC, the shares shall be viewed as forfeiting delayed taxation and shall be included in the annual income of the shareholder and taxed accordingly. The Offeree should understand that if the Offeree deposits the delayed taxation shares with the TDCC, even if this ROC Offer fails, the Offeree must still declare and pay income tax on such shares.

11)	Before the Completion Date, the Purchaser may extend the tender offer period based on legitimate reasons, causing the Offerees to face the risk of delayed payment, and the Offerees shall bear the risk of market price fluctuation.

12)	Other material risks which the Purchaser is aware of that may impact the tender process: none. But the Offeree is still advised to read in detail the content of this tender offer prospectus before tender.

2.	Regarding the tax burden issue, the following is an explanation of tax burdens of shareholders who choose to participate in this ROC Offer:

The shareholder must pay securities transaction tax of 0.3% of the actual transaction price. Regarding the securities transaction income, in accordance with income tax regulations: (2013-2017 applicable, single system for taxation verification)

1)	If the Offeree is a resident individual in the ROC, unless (1) his shares were obtained through IPO underwriting and number less than 10,000 or (2) he obtained shares of the Target Company after the Target Company’s listing, in which cases such shares are exempt from income tax, then his securities transaction income should be taxed in accordance with Article 4-1, Article 14 and Article 14-2 of the Income Tax Law, and the tax rate for such securities transaction income should be 15%; but for shares held over 1 year, half of the securities transaction income shall be the annual income (equivalent to an effective tax rate of 7.5%); for shares obtained before listing and continuously held for 3 years following listing, 1/4 of the income is taxable (equivalent to an effective tax rate of 3.75%);

2)	If the Offeree is a non-resident individual, the tax rate should be 15%; but for shares held over 1 year, half of the securities transaction income shall be the annual income (equivalent to an effective tax rate of 7.5%); for shares obtained before listing and continuously held for 3 years following listing, 1/4 of the income is taxable (equivalent to an effective tax rate of 3.75%). For definition of “resident” and “non-resident”, please see Taiwan Financial Tax Circular No. 10104610410 issued by the Ministry of Finance on September 27, 2012;

3)	If the Offeree is a corporate entity operating business inside the ROC or a corporate entity operating business outside the ROC but with its fixed place of business and business agent inside the ROC, in accordance with basic income tax regulations, the securities transaction income borne from the sale of shares must be included in basic operating income and calculations for basic operating income tax;

4)	If the Offeree does not have its fixed place of business inside the ROC or its business agent operates business outside the ROC, it is exempt from securities transaction income tax.

The above explanation for tax burdens is for reference and does not constitute an advice or opinion on tax. Shareholders should consult with professional tax counsel based on their individual investment situation regarding potential tax burdens related to participating in this ROC Offer.

3.	Certain shareholders may face other risks. Shareholders should consult with professional counsel for advice relating to specific situations.

V. POST TENDER OFFER MATTERS:

1.	Method of payment of consideration by the Purchaser:

Time	Within 5 business days (including the 5th business day) of the Completion Date (if extended, the completion date of the extended period), subject to the satisfaction of all conditions of this ROC Offer.
Method	Following receipt of the consideration for this ROC Offer from the Purchaser, the Tender Offer Agent, KGI Securities Co. Ltd., shall remit the consideration to the Offeree’s bank account with the TDCC or the bank account provided by the Offeree. If there are errors with the bank account or other reasons which result in the failure of the remittance, the Tender Offer Agent shall pay the consideration for this ROC Offer by check (endorsement prohibited) and mail the check through registered mail to the Offeree’s communication address registered with the TDCC or the communication address provided by the Offeree. The aforementioned cash calculation method is: actual number of shares tendered for all Offerees x cash consideration of NT$45 per share – securities transaction tax (to be borne by the Offeree), bank remittance fees or postage and other reasonable expenses and taxes (if any), calculated to New Taiwan dollar as the limit (where the amount is not a whole figure, one New Taiwan dollar as the limit after rounding). If the shareholder’s income from this ROC Offer is insufficient to pay the securities transaction tax, bank remittance fees or postage and other related expenses, the shareholder participating in this ROC Offer shall not be able to receive any income from this ROC Offer.
Location	The Tender Offer Agent, KGI Securities Co. Ltd., shall remit the consideration for this ROC Offer to the Offeree’s central depository account by book-entry or mail such consideration to the Offeree’s address provided by the TDCC.
When consideration is raised by foreign securities	Payment method for such securities: not applicable
Method for buying/selling of such securities by the Offeree: not applicable

2.	Handling method of securities settlement by the Offerees after closing

Time	Within 5 business days (including the 5th business day) of the Completion Date (if extended, the completion date of the extended period), subject to the satisfaction of all conditions of this ROC Offer
Method	If the shares tendered have been remitted to the tender offer account of KGI Securities Co. Ltd., the shares shall be transferred from the [KGI Securities Co. Ltd. tender offer account] (account no.: (9203)059600-8) to the Purchaser’s central depository account by book-entry.
Location	KGI Securities Co. Ltd.

3.	Method to return securities tendered but not acquired:

Handling method if number of securities tendered does not reach the Minimum Shares:	Time
Within 5 business days (including the 5th business day) of the Completion Date (if extended, the completion date of the extended period), subject to the satisfaction of all conditions of this ROC Offer.
Method
If this ROC Offer does not reach the [Minimum Shares] or is lawfully required to be terminated following approval by the competent authority, the offer to all the Offerees shall be rescinded, and the shares tendered shall be transferred from the [KGI Securities Co. Ltd. tender offer account] (account no.: (9203)059600-8) back to the Offeree’s central depository account by book-entry.
Location
KGI Securities Co. Ltd.
Handling method for the Purchaser to return excess securities tendered but	Time
Within 5 business days (including the 5th business day) of the Completion Date (if extended, the completion date of the extended period), subject to the satisfaction of all conditions of this ROC Offer.
Method

not acquired if number of securities tendered exceeds the Offer Cap:	The Purchaser’s Offer Cap is 779,000,000 shares (including the number of Common Shares representing the ADSs tendered), representing 24.99% of the total issued and outstanding Common Shares of the Target Company as of the filing date; but if the number of securities tendered exceeds the Offer Cap, and all other conditions of this ROC Offer have been satisfied and this ROC Offer has not been legally suspended, the Purchaser shall purchase shares from all Offerees of Common Shares and ADSs with the same percentage. The shares in excess of the Offer Cap shall be transferred from the [KGI Securities Co. Ltd. tender offer account] (account no.: (9203)059600-8) back to each Common Shares Offeree’s central depository account by book-entry.
Location
KGI Securities Co. Ltd.

4.	Handling method when the consideration of this ROC Offer is raised by new shares or corporate bonds but such shares or corporate bonds are not issued as scheduled: not applicable.

VI. STATUS OF THE PURCHASER'S SHAREHOLDING IN THE TARGET COMPANY:

1.	The shareholding status of the Purchaser (including its associates) and its directors and supervisors in the Target Company as of the filing date and the relevant transaction record during the six month period prior to the filing date: Nil

2.	If the Purchaser or its shareholders act as the director or supervisor or shareholder holding over 10% of total issued and outstanding shares in the Target Company, the name and the shareholding status of such shareholder: Nil

VII. THE FOLLOWING MATTERS SHOULD BE INCLUDED IN THE STATUS OF THE PURCHASE/SALE OF THE SHARES OF THE TARGET COMPANY BY THE PURCHASER:

1.	If the Purchaser and its associates engaged in any buying or selling of shares of the Target Company with the following individuals within 2 years prior to the filing of this ROC Offer, the date, counterparty, price and number of shares bought or sold:

During the 2 years prior to the filing of this ROC Offer, the Purchaser and its associates did not engage in buying or selling of shares of the Target Company with a director, supervisor or manager of the Target Company or shareholder holding over 10% of issued and outstanding shares of the Target Company or their associates.

2.	If the Purchaser and its associates entered into any agreements or arrangements relating to this ROC Offer with the aforementioned individuals within 2 years prior to the filing of this ROC Offer, the content of the material agreement or arrangement:

During the 2 years prior to the filing of this ROC Offer, the Purchaser and its associates did not enter into any agreements or arrangements relating to this ROC Offer.

3.	If the Purchaser and its associates entered into any agreements or arrangements relating to this ROC Offer with the specified shareholders of the Target Company within 2 years prior to the filing of this ROC Offer, the content of the material agreement or arrangement, including whether it involves participation in investments or other matters relating to the Purchaser and its associates:

During the 2 years prior to the filing of this ROC Offer, the Purchaser and it associates did not enter into any agreements or arrangements relating to this ROC Offer.

VIII. THE FOLLOWING MATTERS SHOULD BE INCLUDED IN THE OPERATION PLAN OF THE PURCHASER FOR THE TARGET COMPANY:

1.	Purpose and plan to acquire the shares of the Target Company:

☐ Continue operating the business of the Target Company, and content of the plan:

In the face of intensifying global competition and and rising of new contenders, the drive for consolidation of the semiconductor industry is becoming increasingly apparent. The purpose of the Purchaser investing in equity interest of the Target Company (including Common Shares and ADSs of the Target Company) through tender offer is to establish the basis and opportunity for exploration of possible aveunes of cooperation between the Purchaser and the Target Company, in order to further improve the competitive advantange of the industry. Until such time as such avenues of cooperation are discussed with the Target Company, the acquisition of equity interest in the Target Company by the Purchaser through tender offer is purely a financial investment, and the Purchaser will not intervene in the Target Company operation. As the Target Company reports stable operating performance, the Purchaser expects that this investment will yield long-term, stable return.

☐ Within one year of obtaining securities of the Target Company, plan to transfer such securities to others, and content of the plan:

The Purchaser does not have plan to transfer its equity interest in the Target Company within one year of the acquisition.

2.	Plans for the following to occur to the Target Company following completion of the acquisition:

Dissolution	☑ N ☐ Y Currently, the Purchaser does not have any specific plans to cause the dissolution of the Target Company after completion of this ROC Offer.
Delist

☑ N

☐ Y - Content of the plan

After the completion of this ROC Offer, the Target Company will maintained its listed status and trading qualification; currently, the Purchaser does not have any specific plans to cause the delisting of the Target Company after completion of this ROC Offer.

Reorganization	☑ N ☐ Y – Content of the plan After the completion of this ROC Offer, the Purchaser does not intend to reorganize the Target Company.
Change of Capital	☑ N ☐ Y – Content of the plan As of the publication date of this prospectus, the Purchaser does not have any plan to change the capital of the Target Company after completion of this ROC Offer.
Change of Business Plan

☑ N

☐ Y – Content of the plan

As of the publication date of this prospectus, the Purchaser does not have any plan to change the business of the Target Company after completion of this ROC Offer, and the Purchaser and Target Company shall maintain separate and independent operations.

Change of Financial Status	☑ N ☐ Y – Content of the plan As of the publication date of this prospectus, the Purchaser does not have any plan to change the financials of the Target Company after completion of this ROC Offer.
Change of Production	☑ N ☐ Y – Content of the plan As of the publication date of this prospectus, the Purchaser does not have any plan to change the production of the Target Company after completion of this ROC Offer.
Other Materials Issues Affecting the Rights and Interests of the Target Company’s Shareholders

☑ N

☐ Y – Content of the plan

Unless otherwise stated in this tender offer prospectus, insofar as the Purchaser is currently aware, there are no other material issues affecting the rights and interests of the Target Company’s shareholders.

3.	Plans and content of such plans for the following personnel changes to occur to the Target Company following completion of this ROC Offer:

Directors	Position Change: ☐ Y ☑ N
Supervisors	Position Change: ☐ Y ☑ N
Managers

☐ Retirement, Severance ☐ Position Change

☑ Other:

Currently, the Purchaser does not have any specific plans to cause the retirement or severance of managers of the Target Company or to adjust their positions after completion of this ROC Offer.

Employees

☐ Retirement, Severance ☐ Position Change

☑ Other:

Currently, the Purchaser does not have any specific plans to cause the retirement or severance of employees of the Target Company or to adjust their positions after completion of this ROC Offer.

4.	Aside from this ROC Offer, other plans for acquisition or disposal of securities or material assets of the Target Company within one year starting from the Completion Date of the tender offer period:

☑ N

Currently, the Purchaser does not have any specific plans for the acquisition or disposal of securities or material assets of the Target Company within one year starting from the completion date of the tender offer period. The purpose of the Purchaser acquiring equity interest in the Target Company through tender offer is to seek for establishment of the basis and opportunity for exploration of possible avenues of cooperation between the Purchaser and the Target Company. Until such time, the acquisition of equity interest in Target Company by the Purchaser through tender offer is purely a financial investment.

☐ Y

5.	The Purchaser plans to cause the Target Company to become delisted following completion of this ROC Offer:

Not applicable.

IX. RESOLUTION OF THE COMPANY AND FAIRNESS OPINION

1. Board minutes on resolution of the Purchaser to conduct this ROC Offer (please see Annex 1)
2. Fairness opinion on the consideration of this ROC Offer from independent expert (Please see Annex 2)
Calculation of cash price	Evaluation of share conversion ratio	Evaluation of other properties
Through statistical analysis of the quantifiable financial numbers and objective market information via market price method, stock evaluation method and price-earnings ratio, the fair offer price per share should be between NT$39.24-49.41. Therefore, it is our opinion that the consideration of NT$45 per share proposed by ASE for the purchase of Common Shares of SPIL is within the range of fairness, and shall be deemed appropriate and fair.	Not applicable	Not applicable

Comparison of methods, principles or calculations used in determining the price of this ROC Offer with internationally accepted market price approach, cost approach and discounted cash flow approach:

According to the background case and evaluation purpose of this case, this opinion uses market approach as the primary evaluation method, taking the recent market transaction price of SPIL, share price ratio of SPIL and the industry peers, and price-earnings ratio as the basis for measurement to determine the fair offer price range.

The income approach requires using the Company’s estimates for future cash flow, which involves relatively more hypothetical items, has relatively high uncertainty and is not as objective as other methods, and therefore is not used.

The cost approach is not appropriate for evaluation in consideration of SPIL’s operating model and asset structure, and therefore is not used.

Comparison of the Target Company with listed industry peers in terms of financial status, profit condition and price-earnings ratio.

SPIL is a professional packaging and testing service provider; out of the semiconductor manufacturing companies listed on the Taiwan Stock Exchange, three industry peers have been selected for comparison, based on relative similarities in business content, operating model and client attributes: ChipMOS TECHNOLOGIES (Bermuda) LTD. (“ChipMOS”), which mainly provides packaging and testing services for internally-stored IC, LCD driver IC and logic/mixed signal IC during back-end manufacturing of IC semiconductors; Chipbond Technology Corporation (“Chipbond”), which mainly provides back-end packaging and foundry testing services for display driver IC, in which driver IC packaging includes front-end gold-bump manufacturing and back-end TCP and COG packaging, coating packaging and front-end tin-and lead-bump manufacturing; and the professional internally-stored IC packaging and testing company of Powertech Technology Inc. (“Powertech”), which crosses new areas of MCP and Micro SD Card packaging and provides customers with complete supply chain and. The following table lists the financial status, profit condition and price-earnings ratio of these 3 industry peers during the first half year of 2015:

Unit: Thousand of New Taiwan dollar
Industry Peer Item	ChipMOS (8150)	Chipbond (6147)	Powertech (6239)
Total assets	33,493,050	41,487,852	71,104,002
Total liabilities	14,874,922	18,309,821	32,265,188
Shareholder’s equity	18,618,128	22,355,200	31,206,278
Final share capital	9,005,516	6,491,870	7,791,466
Net worth per share (NT$) (Note 1)	20.32	34.44	40.05
Operating income	10,287,273	8,605,337	19,674,110
Operating margin	2,326,727	1,957,229	3,589,434
Operating net profit	1,635,832	1,376,214	2,507,662
Net profit before tax	1,623,888	1,353,092	2,461,870
Net profit after tax	1,209,754	969,006	1,697,997
Earnings per share (NT$) (Note 2)	1.32	1.49	2.18
Price-earnings ratio (Note 3)	8.69	12.76	12.79

Source: Consolidated audited financial statements of the three industry peers for the first half year of 2015

Note 1 : Net worth per share is calculated based on number of issued shares from the most recent financial period.

Note 2: Earnings per share is calculated based on number of issued shares from the most recent financial period.

Note 3: P/E ratio = 104/8/12 closing price/earnings per share for the last four financial quarters

If the offer price was consulted using a pricing report from a pricing institution, the content and conclusion of the pricing report should be stated:	Not applicable
If the assets or equity of the Target Company or surviving company after merger are used as collateral for the Purchaser’s financing repayment plan, the evaluation of such impact on the integrity of the Target Company or surviving company after merger should be stated:	Not applicable

X. OTHER MATERIAL INFORMATION AND EXPLANATION:

As the outstanding ADSs of SPIL are listed on the NASDAQ, pursuant to relevant US laws, at the same time as conducting the ROC Offer on Common Shares of SPIL pursuant to Taiwan laws, the Schedule TO - tender offer statement shall also be submitted to the U.S. Securities and Exchange Commission (“SEC”), and shall also have tender offer on the outstanding ADSs of SPIL and Common Shares of SPIL held by U.S. holders (the

“US Offer”) at the same conditions with the ROC Offer. US Offer documents filed by the Purchaser with the SEC can be viewed at the SEC website.

Relevant conditions of the US Offer as follows:

Type of securities to be acquired:	ADSs of SPIL and Common Shares of SPIL held by U.S. holders
Number of securities to be acquired:

Maximum numbers of acquiring: Total number of shares tendered not to exceed Offer Cap of 779,000,000 shares (including number of Common Shares representing the ADSs tendered and number of Common Shares tendered)

Minimum numbers of acquiring: 155,818,056 Common Shares acquired in the ROC Offer (not including number of Common Shares representing ADSs of the Target Company; representing 5% of the total issued and outstanding shares on the filing date).

If the total number of shares (including the number of Common Shares representing the ADSs tendered) tendered exceeds the Offer Cap, the Purchaser will purchase from all the Offerees of Common Shares and ADSs with the same percentage based on the calculation method as described therein.

Conditions satisfaction of the tender offer

Purchaser acquiring at least 155,818,056 Common Shares of SPIL in the ROC Offer (not including number of Common Shares representing the ADSs of the Target Company);

SPIL shall have not undergone any significant change or events in its financial condition or business operations (including, but not limited to, false statements or omissions in its financial reports or other documents filed or announced by SPIL), or entered into bankruptcy or insolvency or any other reorganization; and

Neither the FSC nor the SEC shall have required termination of either the ROC Offer or the US Offer

Consideration of tender offer:	Consideration of one ADS (representing 5 common shares) is US cash equivalent to NT$225
Tender offer period:	From 12:01 a.m. of August 24, 2015 (New York time) to 1:30 a.m. September 22, 2015 (New York time)
U.S. Tender Agent	Computershare Trust Company, N.A.
U.S. Information Agent	MacKenzie Partners US or Canada Toll free: +1-800-322-2885 Other countries: +1-212-929-5500
Legal Advisor as to US laws	Davis Polk & Wardwell LLP

Exhibit 1: Board Minutes of the Purchaser

Advanced Semiconductor Engineering, Inc.

Minutes of 11th 2015 Meeting of the Board of Directors

1.	Time: 11:30 a.m., August 21, 2015

2.	Place: Meeting Room of the Company

3.	Present: Jason C.S. Chang (attendance via video-conference), Richard H.P. Chang, Tien Wu, Joseph Tung, Raymond Lo (attendance via video-conference), Tien-Szu Chen (attendance via video-conference), Jeffrey Chen (attendance via video-conference), Rutherford Chang (attendance via video-conference), Shen-Fu Yu, Ta-Lin Hsu (attendance via video-conference), Mei-Yueh Ho, presented by all of 11 directors

4.	In attendance: Yi-Fang Lin (in attendance via-conference as a deputy of audit manager, Kuan-Huang Wu who is on a business trip in accordance with applicable authorization and deputy rules of the company)

5.	Chairperson: Jason C.S. Chang Recorder: Alan Li

6.	Status Reports: (To be omitted)

7.	Matters for Discussions:

Case 1

Proposal:  Please consider to purchase common shares and American depositary shares (ADS) of Siliconware Precision Industries Co., Ltd. (SPIL) through tender offer.

Explanation:

1.	In the face of intensifying global competition, the drive for consolidation of the semiconductor industry is becoming increasingly apparent.  The Company considers to acquire an equity interest in an industry peer, SPIL, for exploration of possible avenues of cooperation between the Company and SPIL, in order to protect and further improve the competitive advantage of the Company. Until SPIL agrees on such cooperation with the Company, the acquisition of equity interest in SPIL by the Company through this tender offer is purely a financial investment. As SPIL reported strong operating performance in the past, the Company believes that this investment should yield long term and stable return. In this regard, the Company proposes to proceed this tender offer in accordance with applicable laws and regulations. The conditions of this tender offer are as follows:

(1)	Maximum number of shares to be acquired: The Maximum number of shares the Company proposes to acquire is 779,000,000 shares of common shares (including numbers of common shares representing the outstanding American depositary shares of SPIL, representing approximately 25% of outstanding shares of SPIL) (the "Offer Cap"). The Company will purchase all the tendered shares to the extent that the tendered shares do not exceed the Offer Cap.

(2)	Minimum number of shares to be acquired: The minimum number of shares to be acquired is 155,818,056 shares (the "Minimum Threshold") (representing 5% of outstanding shares of SPIL). The number of shares tendered reaching the Minimum Threshold is a condition precedent for this tender offer. After other conditions of this tender offer have been satisfied, the Company shall purchase all of the tendered shares.

(3)	Consideration for tender offer: The tender offer consideration for each common share of SPIL will be payable of NT$45. 1 ADS, which represents 5 common shares of SPIL, equals to U.S. cash equivalent in value of NT$225. Consideration shall be paid to offeree after deduction of securities transaction tax that shall be borne by the offeree, handling charge of Taiwan Depository & Clearing Corporation and securities brokers, bank remittance fees or postage for registered mail and all the other necessary reasonable fees for paying the tender offer consideration in accordance with applicable laws and regulations and being rounded down to the nearest NT Dollar or US Dollar.

(4)	Tender offer period: The tender accepting period for common shares is from August 24, 2015, 9:00 a.m. to September 22, 2015, 3:30 p.m. (Taiwan time) and the tender accepting period for ADS is from August 24, 2015, 0:00 a.m. to September 22, 2015, 12:00 p.m. (New York time); provided that upon approval by the Financial Supervisory Commission (the “FSC”), the Company may file a registration with the FSC according to applicable laws and regulations and make an announcement to extend the tender offer period.

2.	According to Article 13 of Regulations Governing Information to be Published in Public Tender Offer Prospectuses, an independent expert has issued fairness opinion on the consideration for this tender offer (please refer to Attachment I).

3.	In order to proceed with the tender offer, the Chairman of the board of directors and/or its designated authorized person is authorized by the board of directors with full power and authority to individually or jointly execute any necessary procedures and take any necessary actions relating to the tender offer, including but not limited to, preparing, executing and delivering any documents and agreements, appointing tender offer agent and making filings or applications with the competent authorities of the Republic of China and the United States of America.

4.	This proposal has been approved by the audit committee of the Company.

Resolution: Resolved, that the above proposal be and hereby was approved as proposed.

8.	Extempore Motions: None

9.	Meeting Ended

Chairperson: Jason C.S. Chang

Recorder: Alan Li

Exhibit 2: Fairness Opinion on the Consideration of Tender Offer

Fairness Opinion on the Consideration of Tender Offer of Advanced Semiconductor Engineering Inc. in Acquiring Siliconware Precision Industries Co., Ltd. from Independent Expert

1. Content of Appointment

Pursuant to Article 13 of the Regulations Governing Information to be Published in Public Tender Offer Prospectuses, Advanced Semiconductor Engineering Inc. (“ASE”) appoints me as an accountant to issue fairness opinion in relation to the case (“This Case”) of the tender offer from ASE in acquiring common shares of Siliconware Precision Industries Co., Ltd. (“SPIL”) with the proposed consideration of NT$45. The preparation of the financial statements of SPIL used in this opinion is the responsibilities of the management of SPIL. The accountant only used the contents in the financial statements for calculation and will not comment on the contents of the financial statements.

2. Overview of the Target Company

SPIL was incorporated in May 1984 with its main business in the manufacturing, processing, sales and test services of comprehensive semiconductors. The products which SPIL provides services for are extensively used in PC, communication products, commercial consumer electronics and memory product, etc.

SPIL is the third largest professional assembly and test services company in the world. SPIL makes every effort in technology improvement and resources integration of prospective assembly, test or wafer bumps areas, and provides clients with complete unified services on back-end process of semiconductor. Recently, SPIL entered into areas such copper-interconnect assembly and has started capacity construction and mass production and obtained the competitive position in copper-interconnect assembly services, which made SPIL in more flexible capacity, stable financial structure, advanced technology and high and stable yield rate, etc. SPIL has established strongpoints in Taiwan, U.S., Europe, Japan and Mainland China to provide global services.

Most clients of SPIL are leading semiconductor design or application companies. The advanced interconnection technologies they required allowed SPIL to establish a reputation in high quality products and services. As it can fulfill the upgrading technology requirements from time to time, SPIL has become the priority consideration when clients are seeking a professional manufacturer.

3. Financial Position

Unit: NT$(in thousands)

Year Item	2013	2014	First half year of 2015
Total assets	101,809,571	129,751,625	128,581,255
Total liabilities	39,339,635	57,639,394	60,658,770
Total equity attributable to owners of the company	62,469,936	72,112,231	67,922,485
Final share capital	31,163,611	31,163,611	31,163,611
Book value per share (Note)	20.05	23.14	21.80

Resources: Audited consolidated financial statement of SPIL for the years of 2013, 2014 and first half year of 2015.

Note: Book value per share is calculated based on the number of outstanding shares 3,116,361,139.

Unit: NT$(in thousands)

Year Item	2013	2014	First half year of 2015
Operating income	69,356,192	83,071,441	42,045,279
Operating margin	14,429,488	20,981,381	11,227,430
Operating net profit (loss)	7,937,330	13,807,931	7,064,830
Net profit before tax (loss)	7,455,933	14,254,972	7,346,570
Profit (loss) attributable to owners of the Company	5,892,283	11,731,202	6,291,990
Earnings per share (TWD) (Note)	1.89	3.76	2.02

Resources: Audited consolidated financial statement of SPIL for the years of 2013, 2014 and first half year of 2015.

Note: Book value per share is calculated based on the number of outstanding shares 3,116,361,139.

4. Evaluation Models

(1) Introduction to evaluation methods

The common analytical models for evaluating the value of enterprises have doctrinal foundation and theoretical basis, which can be roughly divided into the following three categories:

(i)	Market Approach: for example, market price approach (focusing on listed target companies; the fair value can be estimated by market price in centralized securities exchange), market comparison approach (in accordance with financial information of the target company and peer companies in the market, using market multiplier such as price-earnings ratio, price-book ratio or other financial ratio to analyze and evaluate)

(ii)	Income Approach: for example, cash flow approach, to evaluate cash flow generated from future operations created by the target company as a basis, through the process of capitalization and realization, to convert future cash flow to corporate value for evaluating the target company.

(iii)	Cost Approach: using book value as a basis, evaluate the total value of individual assets and individual liabilities covered by the target company and consider fair market value, transaction costs and tax of each asset and liability, to reflect the whole value of the target company.

(2)	Selection of Peer Companies

SPIL is a professional packaging and testing service provider. Out of the semiconductor manufacturing companies listed on the Taiwan Stock Exchange, three industry peers have been selected for comparison, based on relative similarities in business content, operating model and client attributes: ChipMOS TECHNOLOGIES (Bermuda) LTD. (“ChipMOS”), which mainly provides packaging and testing services for internally-stored IC, LCD driver IC and logic/mixed signal IC during back-end manufacturing of IC semiconductors; Chipbond Technology Corporation (“Chipbond”), which mainly provides back-end packaging and foundry testing services for display driver IC, in which driver IC packaging includes front-end gold-bump manufacturing and back-end TCP and COG packaging, coating packaging and front-end tin-and lead-bump manufacturing; and the professional internally-stored IC packaging and testing company of Powertech Technology Inc. (“Powertech”), which crosses new areas of MCP and Micro SD Card packaging and provides customers with complete supply chain and. The following table lists the financial status, profit condition and price-earnings ratio of these 3 industry peers during the first half year of 2015:

Unit: NT$(in thousands)

Peer Companies Items	ChipMOS (8150)	Chipbond (6147)	Powertech (6239)
Total assets	33,493,050	41,487,852	71,104,002
Total liabilities	14,874,922	18,309,821	32,265,188
Shareholder’s equity	18,618,128	22,355,200	31,206,278
Final share capital	9,005,516	6,491,870	7,791,466
Net worth per share (TWD) (Note 1)	20.32	34.44	40.05
Operating income	10,287,273	8,605,337	19,674,110
Operating margin	2,326,727	1,957,229	3,589,434
Operating net profit	1,635,832	1,376,214	2,507,662
Net profit before tax	1,623,888	1,353,092	2,461,870
Net profit after tax	1,209,754	969,006	1,697,997
Earnings per share (TWD) (Note 2)	1.32	1.49	2.18
Price-earnings ratio (Note 3)	8.69	12.76	12.79

Source: Audited consolidated financial statements of the three industry peers for the first half year of 2015

Note 1: Net worth per share is calculated based on number of issued shares from the most recent financial period.

Note 2: Earnings per share is calculated based on number of issued shares from the most recent financial period.

Note 3: P/E ratio = 2015/8/12 closing price/earnings per share for the last four financial quarters

(3)	Evaluation method selection in This Case

Based on the background and evaluation purpose of This Case, this opinion uses market approach as the primary evaluation method, taking the recent market transaction price of SPIL, share price ratio of SPIL and the aforementioned industry peers, and price-earnings ratio as the basis for measurement to determine the fair offer price range.

The income approach requires using the company’s estimates for future cash flow, which involves relatively more hypothetical items, has relatively high uncertainty and is not as objective as other methods, and therefore is not used.

The cost approach is not appropriate for evaluation in consideration of SPIL’s operating model and asset structure, and therefore is not used.

(4)	Resources of Evaluation Materials

Major materials of this evaluation:

(i)	Audited consolidated financial statements of SPIL years of 2013, 2014 and first half year of 2015.

(ii)	Relevant operation summary, financial statements and other material information relating to evaluation purposes obtained from Market Observation Post System.

(iii)	Information from website of the Taiwan Stock Exchange, information from website of the Taipei Exchange (GreTai Securities Market), comparison materials among SPIL and peer companies and historical stock price information in system of Taiwan Economic Journal Co., Ltd.

(iv)	Industry information where SPIL belongs to and relevant industry information.

5. Value calculation

In order to evaluate the fair value of the company, besides financial information and market price of SPIL in the open market, this opinion also makes reference to the market performance of main listed companies in the same industry to reflect the recent positions of the whole industry. Using market price approach, price-earnings ratio approach and price-book ratio approach of the market approach, the fairness of acquisition price for this tender offer is follows:

(1)	Market Price Approach

As SPIL is a listed company and there are public market prices which can be used as an objective reference, this opinion uses recent public trading price as samples to evaluate the average market close price 60, 90 and 180 business days prior to the evaluation record dated August 12, 2015 (including) as follows:

Unit: NT$(in thousands)

Items	Average market close price	Theoretical price range
Latest 60 business days	41.47	41.47~44.93
Latest 90 business days	43.27
Latest 180 business days	44.93

Note: Adjusted dividends materials in Taiwan Economic Journal (2014/11/17~2015/8/12); average prices are referenced by market close prices after dividends adjusted. Calculation made simply by arithmetic mean.

(2)	Price-book Ratio Approach

According to the net book value per share in financial materials of SPIL and using average price-book ratio of ChipMOS, Chipbond and Powertech as comparing parameters, to calculate fair value per share of SPIL.

Using market closing price of 180 business days prior to the evaluation record date August 12, 2015 (including) as sampling basis, and according to financial data such as total equity attributable to owners of the company in the consolidated financial statement for the first half year of 2015 and number of outstanding shares, to calculate price-book ratio of listed companies in the same industry to calculate fair prices of SPIL as follows:

Unit: NT$(in thousands)

Comparing to peer companies	Average market close prices in latest 180 business days	Net value per share for the first half of 2015	Price-book ratio
ChipMOS	40.51	20.32	1.99
Chipbond	58.61	34.44	1.70
Powertech	53.70	40.05	1.34

Note: Adjusted dividends materials in Taiwan Economic Journal (2014/11/17~2015/8/12); average prices are referenced by market close prices after dividends adjusted. Calculation made simply by arithmetic mean.

Unit: NT$(in thousands)

Items	Explanations
Range of multipliers	1.34~1.99 times
Net value per share of SPIL for the first half of 2015	21.80
Theoretical price range	29.21~43.38

(3)	Price-earnings Ratio Approach

According to financial materials of SPIL for calculation of earnings per share and taking average price-earnings ratio of ChipMOS, Chipbond and Powertech as comparing parameters to calculate fair value per share of SPIL.

Using market closing prices 180 business days prior to the evaluation record date August 12, 2015 (including) as sampling basis, and according to financial data such as net profit after tax in the consolidated financial statement for the first half year of 2015 and number of outstanding shares and calculated earnings per share in the last four quarters as of the first half year of 2015 and calculated average price-earnings ratio in the listed industry peers, to calculate fair prices of SPIL as follows:

Unit: NT$(in thousands)

Comparing to peer companies	Average market close prices in latest 180 business days	Earnings per share in last four quarters as of the first half year of 2015	Price-earnings ratio
ChipMOS	40.51	3.47	11.67
Chipbond	58.61	3.94	14.87
Powertech	53.70	4.42	12.15

Note: Adjusted dividends materials in Taiwan Economic Journal (2014/11/17~2015/8/12); average prices are referenced by market close prices after dividends adjusted. Calculation made simply by arithmetic mean.

Unit: NT$(in thousands)

Items	Explanations
Range of multipliers	11.67~14.87 times
Consolidated earnings per share of SPIL	4.03
Theoretical price range	47.03~59.92

5. Evaluate fairness of acquisition price

(1)	Theoretical value of common shares

Results of value of common shares in above evaluation methods:

The above three methods have their theoretical and practical basis. For avoidance of biases in the evaluation process, the calculation used 33.3% for weighted mean. The price range per share as follows:

Unit: NT$(in thousands)

Evaluation approach	Price range per share	Weight	Theoretical price range per share
Market Price Approach	41.47~44.93	33.3%	39.24~49.41
Price-book Ratio Approach	29.21~43.38	33.3%
Price-earnings Ratio Approach	47.03~59.92	33.3%

(2)	Conclusion

Through statistical analysis of the quantifiable financial numbers and objective market information via market price method, stock evaluation method and price-earnings ratio, the fair offer price per share should be between TWD39.24-49.41. Therefore, it is our opinion that the consideration of TWD45 per share proposed by ASE for the purchase of Common Shares of SPIL is within the range of fairness, and shall be deemed appropriate and fair.

Examiner: Ji-Sheng Chiu

August 13, 2015

CVs of Accountants

Name: Ji-Sheng Chiu

Qualification:

Certified Public Accountant, Republic of China (Taiwan)

Education:

Statistics Department, National Cheng Kung University

Accounting School, Soochow University

College of Law, National Taipei University

Work Experience:

First United CPA Office	Manager/Assistant Manager
Diwan & Company	Senior Manager
First United CPA Office	Accountant

Current Offices:

Crowe Horwath (TW) CPAs
(previously known as First United CPA Office)	Partner
Taipei Accountants’ Association	Director, Special Lecturer

Declaration of Independence

Statement of Independence

I am engaged to provide opinion of assessment on the fairness of the consideration in connection with the tender offer by Advanced Semiconductor Engineering Inc. to acquire Siliconware Precision Industries Co., Ltd..

In order to conduct the above task, I hereby represent and warrant that:

1.	Neither I nor my spouse is currently employed by such issuer or underwriter to undertake any work and compensated at a fixed amount on regular basis;

2.	Neither I nor my spouse has ever served at such issuer or underwriter in preceding two years;

3.	Neither I nor my spouse serve at an affiliate of such issuer or underwriter;

4.	I am no spouse or relative within two generations of any principal or manager of such issuer or underwriter;

5.	Neither I nor my spouse have any investment in or share any interest with such issuer or underwriter;

6.	I am no director, supervisor, or spouse or relative within two generations of any director or supervisor of Taiwan Stock Exchange Corporation; and

7.	Neither I nor my spouse serve at a company that conducts business with such issuer.

I have been maintaining independence in issuing the opinion of assessment on the fairness of the consideration in connection with the tender offer by Advanced Semiconductor Engineering Inc. to acquire Siliconware Precision Industries Co., Ltd..

Auditor: Ji-Sheng Chiu (Signature)
(Seal)

August 13, 2015